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                                                                Exhibit 10(ccc)

                          EXECUTIVE COMPENSATION PLAN
                            Sterling Software, Inc.
                               Group Presidents
                                     FY95


PURPOSE
- - -------

The purpose of the Executive Compensation Plan ("Plan") is to provide rewards for Group Presidents based on their ability to achieve and exceed specific Group objectives.

ELIGIBILITY
- - -----------

All Group Presidents ("Participants") are eligible to participate in the Plan. Eligibility of certain persons to participate in the Plan may be changed at any time at the sole discretion of the Chief Executive Officer of Sterling Software, Inc. ("CEO").

EFFECTIVE PERIOD
- - ----------------

The Plan is in effect beginning October 1, 1994 through September 30, 1995, subject to change at any time at the sole discretion of the CEO. The Plan does not constitute an employment agreement and the CEO reserves the right to terminate the employment of the Participants without cause at any time.

GROUP OBJECTIVES
- - ----------------

Certain Plan compensation will be based on the achievement of specific Group Operating Profit Objectives. Each Participant in the Plan agrees to provide a detailed action plan to achieve his assigned Group Objectives against which his performance will subsequently be measured. Group Objectives, their achievement and the methods of measuring achievement will be determined by the CEO for the purposes of this Plan. Objectives are subject to change at any time at the sole discretion of the CEO in the exercise of his reasonable business judgment.

COMPENSATION TERMS
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The amounts and types of compensation to be received under the Plan will be determined by each Participant's Executive Compensation Agreement ("Agreement").

PAYMENTS
- - --------

Salaries provided for under the Agreement are payable bi-weekly from the effective date of the Agreement. Contingent compensation provided for under the Agreement is payable (i) no later than sixty days after the applicable quarter end with respect to compensation based upon quarterly objectives and (ii) no later than ninety-five days after the fiscal year
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EXECUTIVE COMPENSATION PLAN
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end with respect to compensation based upon annual objectives.  No payment of contingent compensation will be made unless a Participant is a full-time employee of Sterling Software, Inc. acting in the capacity of a Group President at quarter end, with respect to any quarterly objective, or at September 30, 1995, with respect to an annual objective; provided however that in the event of termination of a Participant's employment as a result of the death or disability of a Participant while acting in the capacity of a Group President, Sterling Software, Inc. shall pay to such Participant a prorated portion of the contingent compensation provided for herein provided that at least 90% of the Group Operating Profit had been attained on a prorata basis as of the Participant's termination of employment.